Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 6, 2014, is entered into by and between Rightside Group, Ltd., a Delaware corporation (“LTD”), Rightside Operating Co., a Delaware corporation (“Operating” and, together with LTD, the “Company”) and Tracy Knox (the “Executive”).

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                      Employment Period.  Subject to the provisions for earlier termination hereinafter provided, the Executive’s employment hereunder shall be for a term (the “Employment Period”) commencing on January 27, 2014 (the “Effective Date”) and ending on the fourth (4th) anniversary of the Effective Date (such date, the “Initial Termination Date”).  If not previously terminated, the Employment Period shall automatically be extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless either party elects not to so extend the Employment Period by notifying the other party, in writing, of such election at least ninety (90) days prior to the last day of the then-current Employment Period.  The Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.  This Agreement shall become effective on the Effective Date.

2.                                      Terms of Employment.

(a)                                 Position and Duties.

(i)                                     The Executive shall serve initially as the Chief Financial Officer (“CFO”) of Operating. Subject to and conditioned upon the consummation of the distribution of Rightside Group, Ltd. common stock (the “Distribution”) in the separation transaction currently contemplated by Demand Media, Inc. (the “Parent”), and from and after the Distribution, during the Employment Period, the Executive shall serve as the CFO of the Company, reporting directly to the Chief Executive Officer of the Company or his or her designee, and shall perform such duties as are usual and customary for such position.  At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing consistent with the Executive’s role as CFO.  In the event that the Executive, during the Employment Period, serves in any one or more of such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof.  In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination provided that the Executive otherwise remains employed under the terms of this Agreement.

(ii)                                  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote the Executive’s full business time and attention to the business and affairs of the

Company.  Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to engage in any of the following activities: (A) serve on boards, committees or similar bodies of charitable or nonprofit organizations, (B) fulfill limited teaching, speaking and writing engagements on a volunteer basis, and/or (C) hold economic interests in companies in which the Executive does not take an operating role (not to exceed a 5% interest in any company), in each case, so long as such activities do not, individually or in the aggregate, materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement.

(iii)                               During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in Kirkland, Washington (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.

(b)                                 Compensation, Benefits, etc.

(i)                                     Base Salary.  During the Employment Period, the Executive shall receive a base salary equal to $310,000 per annum (the “Base Salary”).  The Base Salary shall be reviewed annually by the Company and may be increased from time to time by the Company in its sole discretion.  The Base Salary shall be paid in installments in accordance with the Company’s applicable payroll practices, as in effect from time to time, but no less often than monthly, provided, that prior to the consummation of the Distribution, the Base Salary may be paid by the Parent or its affiliates and shall be paid, during such pre-Distribution period, in accordance with the applicable payroll practices of such entity(ies), as in effect from time to time, but no less often than monthly.

(ii)                                  Annual Bonus.  In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives.  The Executive’s target Annual Bonus (the “Target Bonus”) shall initially be set at fifty-five percent (55%) of the Base Salary actually paid for such year.  The actual amount of any Annual Bonus shall be determined on the basis of the attainment of Company performance metrics applicable to senior executives and/or individual performance objectives, in each case, as established and approved by the Company’s Board of Directors (or any committee thereof, collectively, the “Board”).  Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Executive’s continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to the Company’s senior executives.

(iii)                               Sign-on Bonus.  Executive shall be eligible to earn an additional bonus of $150,000 in the aggregate, that shall be earned and payable in two separate installments.  The first bonus installment of $100,000 (less all applicable withholding and payroll taxes and authorized deductions) shall be paid within thirty (30) days after the Effective Date, and the second bonus installment of $50,000 (less all applicable withholding and payroll taxes and authorized deductions) shall be paid within thirty (30) days after the first anniversary of the Effective Date, provided Executive remains continuously employed by the Company on a full-time basis, and is in good standing and an active employee on the payment date.

(iv)                              Initial Equity Award.  Subject to and conditioned upon the consummation of the Distribution and approval by the LTD Board of Directors or the Compensation Committee of the LTD Board of Directors, the Company shall grant to the Executive a number of restricted stock units (“RSUs”) covering LTD shares of common stock in an aggregate amount equal to 0.5% of the total issued and outstanding shares of LTD common stock immediately after the Distribution (the “Initial RSU Grant”), without giving effect to (A) any authorized or outstanding stock options, RSUs or other equity awards or rights to receive shares, in any case, that have not yet been issued, or (B) for the avoidance of doubt, the Initial RSU Grant.  Notwithstanding the foregoing, if the Distribution has not been consummated by February 15, 2015, and Executive continues to be employed by the Company on a full-time basis in good standing through such date, then (1) subject to and conditioned upon approval by the Compensation Committee of the Board of Directors of Demand, Demand shall grant to the Executive a number of RSUs covering Demand shares of common stock in an aggregate amount intended to be substantially equivalent in value to the value of the Initial RSU Grant contemplated by the previous sentence, which value shall be based on the implied valuation of the Company as of the Effective Date as determined by Demand in its sole discretion (the “Substitute RSU Grant”) and (2) the Executive shall have no further interest in or right to receive the Initial RSU Grant thereafter, whether or not he Distribution subsequently occurs.  Subject to Section 4(c) hereof and the Executive’s continued employment with the Company through the applicable vesting date, (i) the RSUs under the Initial RSU Grant (if any) shall vest in thirteen installments with 25% vesting on February 15, 2015 (the “Initial RSU Grant Vest Date”), and the balance vesting in twelve (12) substantially equal quarterly installments on each three-month anniversary of the Initial RSU Grant Vest Date thereafter, and (ii) the RSUs under the Substitute RSU Grant (if any) shall vest over a three-year period with 25% vesting on the date of grant (the “Substitute RSU Grant Vest Date”) and the balance vesting in twelve (12) substantially equal quarterly installments on each three-month anniversary of the Substitute RSU Grant Vest Date thereafter. The terms and conditions of the Initial RSU Grant or the Substitute RSU Grant, as applicable, shall, subject to the foregoing, be set forth in a separate award agreement in a form prescribed by the Company or Demand, respectively, (in either case, the “RSU Agreement”), to be entered into by the Company and the Executive or Demand and the Executive, as applicable, which shall evidence the applicable RSU award.

(v)                                 Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be eligible to participate in all other incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs, in each case that are available generally to senior executives of the Company.

(vi)                              Welfare Benefit Plans.  During the Employment Period, the Executive and the Executive’s dependents shall be eligible to participate in the welfare benefit plans, practices, policies and programs (including, as applicable, medical, dental, disability, employee life, group life and accidental death insurance plans and programs) maintained by the Company for its senior executives.

(vii)                           Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company provided to senior executives of the Company.

(viii)                        Fringe Benefits.  During the Employment Period, the Executive shall be entitled to such fringe benefits and perquisites as are provided by the Company to its senior executives from time to time, in accordance with the policies, practices and procedures of the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time-to-time provide.  Nothing contained herein, including without limitation, in Sections 2(b)(v)-(vi) hereof or this Section 2(b)(viii) shall, or shall be construed to, obligate the Company to adopt or maintain any incentive, savings, retirement, welfare, fringe benefit or other plan(s) or program(s) at any time.

(viii)                        Vacation.  During the Employment Period, the Executive shall not be entitled to a fixed number of paid vacation or sick days per year, and therefore, no vacation or sick days shall accrue.  As a salaried employee, the Company expects the Executive to use the Executive’s judgment to take time off from work for vacation or other personal time in a manner consistent with getting the Executive’s work done in a timely fashion, providing excellent service to the Company’s customers and partners and avoiding inconveniencing the Executive’s co-workers.

3.                                      Termination of Employment.

(a)                                 Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period.  For purposes of this Agreement, “Disability” shall mean a disability as determined under the Company’s applicable long-term disability plan that prevents the Executive from performing the Executive’s duties under this Agreement (even with a reasonable accommodation by the Company) for a period of six (6) months or more or, if no such plan applies, as determined in the reasonable discretion of the Company.

(b)                                 Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause.  For purposes of this Agreement, “Cause” shall mean (i) the Executive’s unauthorized use or disclosure of confidential information or trade secrets of the Company or any Company affiliate or any other material breach of a written agreement between the Executive and the Company, including without limitation a material breach of this Agreement or the Confidentiality Agreement (as defined below); (ii) the Executive’s indictment for, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony under the laws of the United States or any state thereof or other foreign jurisdiction or any crime involving dishonesty or moral turpitude; (iii) the Executive’s gross negligence or willful misconduct or the Executive’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the Executive against the Company or any Company affiliate; or (v) any acts, omissions or statements by a Executive which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company or any Company affiliate.

(c)                                  Termination by the Executive.  The Executive’s employment may be terminated by the Executive for any reason, including with Good Reason in connection with a Change in Control (as defined in the Plan).  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events in connection with a Change in Control, in any case, without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

(i)                                     a demotion or material diminution of the Executive’s position, authority, duties or responsibilities (other than any insubstantial action not taken in bad faith and which is promptly remedied by the Company upon notice by the Executive); provided that “Good Reason” does not include a change in title, authority, duties and/or responsibilities following a Change in Control if (A) the Executive’s new title is that of a senior officer of the entity surviving such Change in Control (or, if applicable, its parent company if such entity has a parent company) reporting directly to an executive officer of the entity surviving such Change in Control (or, if applicable, its parent company, if such entity has a parent company), and the Executive’s authority, duties and responsibilities are commensurate with such title or (B) (1) the entity surviving such Change in Control (or, if applicable, its parent company if such entity has a parent company) continues to operate the Company’s principal businesses as a separate unit, division or subsidiary or combines the Company’s principal businesses with one of its existing units, divisions or subsidiaries and (2) the Executive’s new title is that of a senior officer of such unit, division or subsidiary reporting directly to an executive officer of such unit, division or subsidiary (or to an executive officer of the entity surviving the Change in Control or parent company thereof) and (in either case) the Executive’s authority, duties and responsibilities are commensurate with such title and are similar in scope (with respect to such unit, division or subsidiary) to the authority, duties and responsibilities of the Executive prior to the Change in Control;

(ii)                                  a requirement that the Executive report to work more than twenty (20) miles from the Company’s Principal Location (not including normal business travel required of the Executive’s position) or, to the extent such requirement would not constitute a material change in the geographic location at which the Executive must perform services under this Agreement within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such higher number of miles from the Company’s Principal Location as would constitute a material change in the geographic location at which the Executive must perform services under this Agreement within the meaning of Section 409A of the Code;

(iii)                               a material reduction in the Executive’s base salary; or

(iv)                              a material breach by the Company of its obligations hereunder.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (1) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

(d)                                 Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 10(b) hereof.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than sixty (60) days after the giving of such notice (or, if later, sixty (60) days after the expiration of any applicable cure period).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)                                  Termination of Offices and Directorships.  Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing.

4.                                      Obligations of the Company upon Termination.

(a)                                 Without Cause, For Good Reason, Death or Disability.  Subject to Section 4(d) hereof, if the Executive incurs a “separation from service” from the Company (within the meaning of Section 409A(a)(2)(A)(i) of the Code, and Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”) during the Employment Period (such date, the “Date of Termination”) by reason of (1) a termination of the Executive’s employment by the Company without Cause; (2) a termination of the Executive’s employment by the Executive for Good Reason; or (3) a termination of the Executive’s employment by reason of the Executive’s death or Disability (each of (1), (2) and (3), a “Qualifying Termination”):

(i)                                     The Executive (or the Executive’s estate or beneficiaries, if applicable) shall be paid, in a single lump-sum payment on or within thirty (30) days after the Date of Termination (or such earlier date as may be required by law), the aggregate amount of the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay (if any) through the date of such termination (the “Accrued Obligations”), in each case, to the extent not previously paid.

(ii)                                  In addition, subject to Section 4(d) hereof and the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) timely execution and non-

revocation of a Release (as described below), the Executive (or the Executive’s estate or beneficiaries, if applicable) shall be paid:

(A)                               an amount equal to nine (9) months’ of the Base Salary in effect on the Date of Termination (or, an amount equal to twelve (12) months’ of the Base Salary in effect on the Date of Termination if Executive is terminated within the first twelve months of her employment with the Company), payable in substantially equal installments in accordance with the Company’s normal payroll procedures during the period commencing on the Date of Termination and ending on the nine (9)-month anniversary of the Date of Termination (if the Qualifying Termination occurs on or after the first anniversary of the Effective Date, or the twelve (12)-month anniversary of the Date of Termination if the Qualifying Termination occurs prior to the first anniversary of the Effective Date; provided, however, that no payments under this Section 4(a)(ii)(A) shall be made prior to the first payroll date occurring on or after the thirtieth (30th) day following the Date of Termination (such payroll date, the “First Payroll Date”) (with amounts otherwise payable prior to the First Payroll Date paid on the First Payroll Date without interest thereon); and

(B)                               any unpaid Annual Bonus to which the Executive would have become entitled for any fiscal year of the Company that ends on or before the Date of Termination had the Executive remained employed through the payment date, payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Company in its sole discretion.

(iii)                               In addition, subject to Section 4(d) hereof and conditioned upon the Executive’s timely execution and non-revocation of a Release, during the period commencing on the Date of Termination and ending on the nine (9)-month anniversary of the Date of Termination (or, if Executive is terminated prior to the first anniversary of the Effective Date, then ending on the twelve (12)-month anniversary of the Date of Termination) or, in either case, if earlier, the date on which the Executive becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility the Executive hereby agrees to give prompt notice to the Company) (in any case, the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall continue to provide the Executive and the Executive’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Executive as would have applied if the Executive’s employment had not been terminated based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-

1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iv)  Additionally, subject to Section 4(c) hereof and except as may otherwise be expressly provided in an applicable award agreement to the contrary, if the Executive is terminated after the one-year anniversary of the Effective Date, then certain outstanding equity awards held by the Executive on the Date of Termination, including, but not limited to, the Initial RSU Grant contemplated by Section 2(b)(iv) hereof (the “Equity Awards”) shall conditionally vest (and, in the case of stock options, become exercisable) as of the Date of Termination, in each case, with respect to such number of shares underlying each such Equity Award that would have vested over the one (1)-year period immediately following the Date of Termination, had the Executive remained employed with the Company during such period (and such vesting shall become unconditional upon such execution and non-revocation of a Release), provided, however, that if the Executive fails to timely execute or revokes the Release, all such conditionally vested awards (and any shares received in respect of such awards) shall be forfeited upon such failure or revocation (subject to repayment by the Company to the Executive of any amounts (if any) paid by the Executive with respect to shares underlying such conditionally vested awards).

The payments and benefits described in the preceding Sections 4(a)(ii) through (iv) are referred to herein as the “Severance.”  Notwithstanding the foregoing, it shall be a condition to the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) right to receive the Severance that the Executive (or the Executive’s estate or beneficiaries, if applicable) execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that the Executive (or the Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.

(b)                                 For Cause, Without Good Reason or Other Terminations.  If the Company terminates the Executive’s employment for Cause, the Executive terminates the Executive’s employment without Good Reason, the Executive’s employment terminates in connection with any non-renewal of the Employment Period, or the Executive’s employment terminates for any other reason not enumerated in this Section 4, in any case, during the Employment Period, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law).

(c)                                  Equity Vesting in Connection with a Change in Control.  In addition to any payments or benefits due to the Executive (or the Executive’s estate or beneficiaries, if applicable) under Section 4(a) above (if any), subject to and conditioned upon the Executive’s timely execution and non-revocation of a Release, if the Executive’s employment is terminated by reason of a Qualifying Termination and a Change in Control (i) occurs on or within ninety (90) days after the Date of Termination or (ii) has occurred within one (1) year before the Date of

Termination, all outstanding compensatory equity awards (including, but not limited to, the Initial RSU Grant contemplated by Section 2(b)(iv) hereof) that have not yet vested shall conditionally vest and, as applicable, become exercisable on the later of the Date of Termination and the date of such Change in Control (and such vesting shall become unconditional upon such execution and non-revocation of a Release); provided, however, that if the Executive fails to timely execute or revokes the Release, all such conditionally vested awards (and any shares received in respect of such awards) shall be forfeited upon such failure or revocation (subject to repayment by the Company to the Executive of any amounts (if any) paid by the Executive with respect to shares underlying such conditionally vested awards).  For the avoidance of doubt, if a Qualifying Termination occurs prior to a Change in Control, all outstanding, unvested compensatory equity awards (including, but not limited to, the Initial RSU Grant contemplated by Section 2(b)(iv) hereof) that would otherwise terminate on the Date of Termination shall remain outstanding and eligible to vest solely upon a Change in Control occurring within ninety (90) days after the Date of Termination (but shall not otherwise vest following the Date of Termination) and shall terminate on the ninetieth (90th) day following the Date of Termination if a Change in Control has not occurred on or prior to such ninetieth (90th) day (or such earlier expiration date applicable to the award (other than due to a termination of employment)).

(d)                                 Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any Severance payments or benefits payable under Section 4 hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Code) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code.  If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(e)                                  Exclusive Benefits.  Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

(f)                                   Equity Award Agreements.  For the avoidance of doubt, nothing contained in this Agreement is intended to result in any vesting terms that are less favorable to the Executive than those contained in any applicable equity award agreement and, to the extent that the vesting terms contained in any such award agreement are more favorable to the Executive than those provided herein, including, without limitation, this Section 4, the terms of such award agreement shall control.

5.                                      Non-Exclusivity of Rights.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

6.                                      Excess Parachute Payments, Limitations on Payments.

(a)                                 Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).  The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

(b)                                 Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.                                      Confidential Information and Non-Solicitation.  The Executive hereby acknowledges that Executive must enter into the Company’s Confidential Information and Development Agreement containing confidentiality and other protective covenants (the “Confidentiality Agreement”) as a condition of employment with the Company.

8.                                      Representations.  The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any current or former employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.

9.                                      Successors.

(a)                                 This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.                               Miscellaneous.

(a)                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)                                 Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:  at the Executive’s most recent address on the records of the Company.

If to the Company:

Rightside Group, Ltd.

5808 Lake Washington Boulevard

Kirkland, Washington 98033

Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)                                  Sarbanes-Oxley Act of 2002.  Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)                                 Section 409A of the Code.

(i)  To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.  Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A of the Code, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code, and/or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 10(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.

(ii)  Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  To the extent permitted under Section 409A of the Code, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A of the Code and Section 4(d) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A of the Code.

(iii)  To the extent that any payments or reimbursements provided to the Executive under this Agreement, including, without limitation, pursuant to Section 2(b)(viii) hereof, are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred.  The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e)                                  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)                                   Withholding.  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)                                  No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)                                 Entire Agreement.  As of the Effective Date, this Agreement, together with the Confidentiality Agreement, the RSU Agreement, and subsequent equity award agreements, if any, constitute the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries and affiliates, or representative thereof.

(i)                                     Amendment.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(j)                                    Counterparts.  This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, each of LTD and Operating has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

RIGHTSIDE GROUP, LTD.,
a Delaware corporation

By:	/S/ Taryn Naidu
	Name:	Taryn Naidu
	Title:	Chief Executive Officer

RIGHTSIDE OPERATING CO.,
a Delaware corporation

By:	/s/ Taryn Naidu
	Name:	Taryn Naidu
	Title:	Director

“EXECUTIVE”

/S/ Tracy Knox
Tracy Knox

EXHIBIT A

GENERAL RELEASE

For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Rightside Group, Ltd., a Delaware corporation and Rightside Operating Co. (collectively, the “Company”) and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the Washington State Law Against Discrimination, Revised Code of Washington, Title 49, Chapter 49.60.  Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(a) of that certain Employment Agreement, dated as of January 6, 2014, between Rightside Group, Ltd., Rightside Operating Co. and the undersigned (the “Employment Agreement”), whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and the Company, (iii) with respect to Section 2(b)(vii) of the Employment Agreement, (iv) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (v) to any Claims, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation of other similar governing document of the Company, or (vi) to any Claims which cannot be waived by an employee under applicable law.

The undersigned hereby expressly waives and relinquishes all rights and benefits not covered by a general release wherein a general release cannot extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.  Executive hereby expressly waives and relinquishes all rights and benefits Executive may have under any statutes or common law practices of similar effect not waived by a general release.

IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION

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ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)                               THE EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;

(B)                               THE EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND

(C)                               THE EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.

The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Executive may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.

The undersigned agrees that if the Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.

The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.

IN WITNESS WHEREOF, the undersigned has executed this Release this          day of                       ,         .

[exhibit]
Tracy Knox

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